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                                                                    EXHIBIT 99.6

                                 TRW'S COMMENTS
                        EARNINGS RELEASE CONFERENCE CALL
                           THURSDAY, NOVEMBER 6, 2003
                                      FINAL

Good morning:

Our railcar group crossed over a threshold during the 3rd quarter by generating an operating profit at a relatively low level of production. Steve Menzies will cover the market statistics so I'll hit the business highlights in my update. Our railcar shipments in North America increased from 1500 units in the 2nd quarter to approximately 2200 units in the 3rd quarter. Our rail revenue increased from $90 million in the 2nd quarter to $131 in the 3rd quarter. 53% of our shipments were delivered to our leasing customers. During the 4th quarter we are increasing our shipments to a point between 3,000 and 3300 units. Our revenue should increase 35% to 50% in this segment between the 3rd and 4th quarter. We expect approximately 30% of our shipments or 1000 units will be delivered to leasing customers during the 4th quarter. We anticipate our production rate during the first half of 2004 will be in the range of 3300 -- 3500 units per quarter. Our lease fleet additions should decrease to a level between 18% to 25% of our shipments during the first half of 2004.

Once our shipments reach 3500 units per quarter, it will mark the end of our first phase of increasing our production. We use the term "first phase" to distinguish between production increases using the facilities we currently have open vs incremental production from facilities which are currently idle. Based on our current backlog of orders and the strength of customer inquiries for potential orders, we expect to enter into phase 2 during 2nd quarter of 2004. We expect to be at a shipment level of approximately 4200 railcars per quarter by the fall of 2004. We currently believe the demand will support this type of action and are very pleased to announce our intentions to reopen some of our idle facilities. I must also state, we have been very cautious in our decision to enter into the second phase of production increases. Every time we increase our production we absorb additional costs associated with retraining our workforce. There are also additional one-time expenses associated with reopening idle facilities. As I've said before, sustainability is a key word for us as we assess the railcar industry order levels. Our objective is to avoid short-term production spikes and the costs associated with them.

The other primary issue, outside of a sustainable market demand which could affect our ability to increase our production, is related to the railcar casting shortage. The North American railcar manufacturing industry continues to be constrained by the casting industry's ability to produce under frame castings. We are continuing to have executive level meetings with our suppliers in order to ensure their ability to support our production. Our lead supplier, the Amsted Rail Group, continues to add capacity through its domestic and international network of foundries in order to satisfy our requirements.

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We are confident that our relationship and supply agreement between our two companies will play a major role in assisting us to meet our needs for these critical railcar components.

In our European rail business, our backlog of rail wagons is around 2000 units. At the end of the 2nd quarter, our backlog was slightly above 2250 units. We expect to ship approximately 500 units during the 4th quarter. This is a decrease from what we previously expected to ship in the 4th quarter. Our European rail business is experiencing some production delays as we consolidate our manufacturing operations into our Romanian facility. Long-term we remain optimistic about the benefits associated with our consolidation strategy. Short-term it's been a challenge for our employees in Europe. We are hopeful by the middle of the lst quarter that the majority of our consolidation issues will be behind us. We are continuing to search for a variety of strategic options to improve our European Rail business.

We expect our railcar group's operating profit to be a little erratic and difficult to project until we complete our 2nd phase of production increases in North America and consolidate our European rail business. During the 4th quarter of 2003, we anticipate we will make approximately $6 - $7 million in this segment on a stand-alone basis. However, the elimination of inter-company gross profit due to sales to our lease fleet will substantially reduce this number at the consolidated level. Our product mix and learning curves continue to have an effect on our rail business until we reach a sustainable level of orders.

During the 3rd quarter, our construction products businesses experienced a reduced demand for our highway-related products. We have seen a decline in highway spending in some states. In October the federal government extended available funding for the highway spending at the same level for the next 5 months. This is a temporary situation. As we move into the slow season for this business we are closely monitoring our demand levels. The demand for highway safety products in the east and mid-west was also affected by the unusual amount of precipitation during the late summer and early fall. Our concrete and aggregates backlog in Texas remains healthy and the weather was very "construction friendly" during October.

Our industrial products group generated a small profit during the 3rd quarter. The U.S. LP gas industry is preparing for the winter and our backlog is normal for this time of year.

During the 3rd quarter, our barge group broke even as they recharged their production lines with the new orders we booked in the 2nd quarter. We have a base load of orders for our hopper barge business through 2004 and our tank barge business has a full order book until next summer. We are continuing to sell some very nice orders for long runs of hopper barges. The year-over-year difference in our backlog of orders for this business is phenomenal. Last year at this time we were struggling to book enough orders to maintain our core employee base. This year we are shuffling our production schedules in order to



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squeeze more production out. I'm very optimistic about the strength of the recovery of our barge business.

Our barge legal proceedings continue to progress slowly through the pre-trial stages. We announced our settlement with ACF earlier this month. At this time, it is premature to make any additional comments in this area.


From an overall earnings point of view, we hit bottom during the first quarter of 2003. Our 2nd quarter will probably be the best quarter in '03 because of the extra asset sales. We expect the 4th quarter will end up somewhere between a small loss and slightly profitable. The 4th quarter is subject to weather conditions in our construction-related businesses. Fortunately, October was very decent from a weather point of view.

At this point, I'll turn it over to Steve Menzies for his update before we turn it back to Neil for questions.







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